SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING

                                                      SEC File Number 001-12451
                                                      CUSIP Number 649487204

      |X| Form 10-K | | Form 20-F | | Form 11-K | | Form 10-Q | | Form N-SAR | | Form N-CSR

For the period ended: DECEMBER 31, 2005

| | Transition Report on Form 10-K
| | Transition Report on Form 20-F
| | Transition Report on Form 11-K
| | Transition Report on Form 10-Q
| | Transition Report on Form NSAR
For the transition period ended:

  Read attached Instruction Sheet Before Preparing Form. Please Print or Type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification related to a portion of the filing checked above, identify the item(s) to which notification relates:

PART I-REGISTRANT INFORMATION

Full name of Registrant:                              NEW YORK HEALTH CARE, INC.
Former name if Applicable:                            --------------------------
Address of Principal Executive Office
(Street and Number):                                  1850 McDonald Avenue
                                                      --------------------
City, State and Zip Code:                             Brooklyn, New York 11223
                                                      ------------------------

PART II-RULE 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

      (a) The reasons described in detail in Part III of this form could not be eliminated without unreasonable effort or expense

      (b)   The subject annual report, semi-annual report, transition report of
|X| Forms 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

      (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III-NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

The registrant could not complete its annual report on Form 10-K for the fiscal year ended December 31, 2005 on a timely basis due to the efforts of management to sell its home healthcare operations and the anticipated accounting treatment of any efforts.

PART IV-OTHER INFORMATION

(1) Name and Telephone Number of person to contact in regard to this notification

      Dennis M. O'Donnell             212                     679-7778
      -------------------         -----------            ------------------
            (Name)                (Area Code)            (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the
      answer is no, identify report(s).                           |X| Yes | | No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
      thereof?                                                    | | Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           NEW YORK HEALTH CARE, INC.
                   ------------------------------------------
                   Name of Registrant as Specified in Charter

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: March 30, 2006                           By:  /s/ Dennis M. O'Donnell
      --------------                             --------------------------
                                                    Dennis M. O'Donnell
                                                    Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).